Exhibit 99.1

ENTELLUS MEDICAL EXPANDS CAPACITY TO ACCOMMODATE GROWTH

PLYMOUTH, MN, July 7, 2015 — Entellus Medical, Inc. (Nasdaq:ENTL), a medical technology company focused on designing, developing and commercializing products for the minimally invasive treatment of chronic and recurrent sinusitis patients, today announced that it has entered into a lease agreement for approximately 19,700 additional square feet to its existing premises in Plymouth, MN. The Company is expected to be in possession of the additional space beginning in February 2016. The Company’s lease of the Plymouth facility has a term expiring in June 2021, with an option to extend the term for an additional three years.

“We expect this additional space will enable us to meet the needs of our rapidly expanding business and continue to lead in customer-focused innovation and training. Our ability to educate physicians, train our growing sales force and increase our R&D footprint were central in the decision to expand,” said Robert White, President and Chief Executive Officer. “We are pleased to expand our Plymouth facility to accommodate our growing business needs.”

About Entellus Medical

Entellus Medical is a medical technology company focused on the design, development and commercialization of products for the minimally invasive treatment of chronic and recurrent sinusitis patients in the physician office setting or operating room. Its XprESS family of products is used by ENT physicians to open narrowed or obstructed sinus drainage pathways using balloon sinus dilation. When used as a stand-alone therapy, Entellus Medical’s balloon sinus dilation products are the only devices proven in a sufficiently powered prospective, multicenter, randomized, controlled trial to be as effective as functional endoscopic sinus surgery, or FESS. Patients treated with Entellus Medical’s products in this trial in the ENT physician’s office also experienced faster recovery, less bleeding at discharge, less use of prescription pain medication and fewer post-procedure debridements than patients receiving FESS. Entellus Medical currently markets its products in the United States, Europe and Canada and sells its products through a direct sales force in the United States and the UK.

Forward-Looking Statements

All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and involve known and unknown risks and certainties that may cause Entellus Medical’s results to differ materially from historical results or those expressed or implied by such forward looking statements. Such risks and uncertainties include, among others, when

Entellus Medical comes into possession of the expanded space, if at all, and the benefits that Entellus Medical may obtain from possessing the expanded space. Other factors that could cause actual results to differ materially from those contemplated in this press release can be found under the caption “Risk Factors” in the company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission, or SEC, and its other reports filed with the SEC. Entellus Medical undertakes no obligation to update or revise any forward looking statements, even if subsequent events cause its views to change.

CONTACT:

Leigh Salvo 415-513-1281

ir@entellusmedical.com

Entellus Medical, Inc.